UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2022

Light & Wonder, Inc.
(Exact name of registrant as specified in its charter)

Nevada	81-0422894
(State or other jurisdiction of incorporation)	(IRS Employer
Identification No.)

001-11693
(Commission File Number)

6601 Bermuda Road, Las Vegas, NV 89119
(Address of registrant’s principal executive office)

(702) 897-7150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	LNW	The NASDAQ Stock Market
Preferred Stock Purchase Rights		The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

☐          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Letter Agreement with Constance P. James

On September 7, 2022, Light & Wonder, Inc. (the “Company”) and Constance P. James, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, entered into a retention letter agreement (the “Letter Agreement”). The Letter Agreement provides that, as a result of the expected increase in Ms. James’ responsibilities and workload in light of the appointment of Matthew Wilson as interim President and Chief Executive Officer and the announced search for a permanent President and Chief Executive Officer and, in exchange for Ms. James remaining with the Company through the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Retention Date”), the Company will, on the Retention Date, waive the continued service requirements with respect to time-vesting restricted stock units previously granted to Ms. James and scheduled to vest on March 20, 2023 and pay Ms. James a cash retention bonus of $500,000. Ms. James will also be entitled to the foregoing retention benefits and the waiver of any continued service requirements with respect to time-vesting restricted stock units outstanding and scheduled to vest before March 20, 2023, in the event of her termination of employment by the Company without “cause” or by Ms. James for “good reason” prior to the Retention Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2022	LIGHT & WONDER, INC.

	By:	/s/ James Sottile
		Name:	James Sottile
		Title:	Executive Vice President and Chief Legal Officer